UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________________

FORM 8-K

_________________________

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2016

_________________________

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA 94608

(Address of principal executive offices) (Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on May 10, 2016, Amyris, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a private investor (the “Purchaser”) relating to the sale of up to $15.0 million aggregate principal amount of convertible notes (“Notes”) and issued to the Purchaser a Note in the principal amount of $10.0 million (the “Initial Note”). The entry into the Purchase Agreement and the issuance of the Initial Note were previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 10, 2016 (the “Prior 8-K”), which is incorporated herein by reference.

On September 2, 2016, in connection with the Company and the Purchaser waiving certain conditions to the second closing under the Purchase Agreement, the Company issued and sold an additional Note in the principal amount of $3.0 million (the “$3 Million Note”) to the Purchaser, for proceeds to the Company of approximately $3.0 million, and granted the Purchaser the option to purchase a further Note in the principal amount of $2.0 million (together with the $3 Million Note, the “Additional Notes”), representing the remaining Notes provided for in the Purchase Agreement, on or before December 31, 2016.

The foregoing description of the Additional Notes is qualified in its entirety by reference to the description of the Notes contained in the Prior 8-K and the Form of Additional Note, which is filed hereto as Exhibit 4.1 and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Additional Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: September 9, 2016	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Additional Note